UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A Amendment No. 1

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	January 8, 2015

BOOMERANG SYSTEMS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-10176	22-2306487
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 A Vreeland Road, Florham Park, NJ 07932
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:		(973) 538-1194

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 24, 2014 (the “Closing Date”), Boomerang Systems, Inc. (the “Company”), and its wholly-owned subsidiaries Boomerang Sub, Inc., Boomerang USA Corp. and Boomerang MP Holdings Inc. (collectively with the Company, the “Borrowers” and individually, a “Borrower”), entered into the Third Amendment to Loan and Security Agreement (the “Amendment”) dated as of June 6, 2013, with existing lenders and lenders who became a lender party thereto (collectively the “Lenders” and, individually, a “Lender”) and the Agent (as defined in the Loan and Security Agreement). Pursuant to the Amendment, Lenders committed an additional $7,050,000 of loans to the Borrowers, increasing the total amount of Lenders commitments to $14,900,000. In addition, the Amendment increased the maximum amount of commitments the Borrowers could obtain under the Loan and Security Agreement to $15 million.

MRP Holdings LLC, an entity owned by Mark Patterson, the Chief Executive Officer and a director and principal stockholder of the Company, increased its commitment as an affiliate lender by an additional $200,000. Parking Source, LLC, a principal stockholder of the Company, increased its commitment as an affiliate lender by an additional $1,600,000. Albert Behler, a principal stockholder of the Company, increased his commitment as an affiliate lender by an additional $200,000. In addition, Fox Hunt Wine Collectors, LLC, an entity managed by Peter Mulvihill, brother of Chris Mulvihill, the Company’s President and a principal stockholder of the Company, became an affiliated lender through a commitment of $1,000,000.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOOMERANG SYSTEMS, INC.

Date:	January 8, 2015	By:	/s/ Mark R. Patterson
Mark R. Patterson
Chief Executive Officer